Exhibit 23.3

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September 12, 2005


Mr. George Rosenbaum
First Federal Banc of the Southwest, Inc.
300 North Pennsylvania Avenue
Roswell, New Mexico 88201


Dear Mr. Rosenbaum:

We acknowledge awareness of use in your upcoming Form S-8 filing the inclusion of unaudited interim financial statement information for the quarter and nine months ended June 30, 2005.


/s/ Eide Bailly LLP

Eide Bailly LLP
Bismarck, North Dakota